UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2011
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
1170 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices, with zip code)
(408) 962-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers (b), (e)
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. (b), (e)
On February 10, 2011, Ms Sylvia Summers Couder and Trident Microsystems, Inc. (the “Company”) entered into a Resignation Agreement and Release of Claims (the “Agreement”). Pursuant to the terms of the Agreement, the Company will pay to Ms. Summers a lump sum payment of $1,300,000, subject to applicable withholding. In addition, the vesting of any equity awards that might vest within twelve months will be accelerated and the Company will pay certain premiums for coverage under COBRA. In consideration for these benefits, Ms. Summers granted the Company a release of claims.
Item 8.01 Other Events.
Settlement of Derivative Litigation
As previously disclosed, shareholder derivative litigation was commenced beginning on May 26, 2006, on behalf of the Company in connection with the Company’s historical stock option granting process and related matters. Several separate derivative actions were consolidated in the United States District Court for the Northern District of California (the “Court”) under the caption In re Trident Microsystems, Inc. Derivative Litigation, Master File No. C 06-3440-JF (the “Derivative Litigation”). In 2010, the Company entered into a partial settlement of the Derivative Litigation (“Partial Settlement”), along with the companion consolidated state court derivative litigation Limke v. Lin, et al., Santa Clara County Superior Court Case No. 1-07-CV-080390. The details of that Partial Settlement, which disposed of the Derivative Litigation as to all individual defendants other than Frank C. Lin, and as to the consolidated state court action in its entirety, were previously described in the Company’s Form 8-K filed February 10, 2010. On February 15, 2011, the Company entered into a Stipulation of Settlement (the “Stipulation”) to resolve the Derivative Litigation in its entirety, subject to Court approval (the “Proposed Settlement”).
The Court is expected to enter an order preliminarily approving the Proposed Settlement and scheduling a hearing for consideration of final approval of the Proposed Settlement on April 8, 2011 before Judge Jeremy Fogel at the United States District Court- Northern District of California, San Jose Division, located in Courtroom 3, Fifth Floor, 280 South 1st St., San Jose, CA 95113. The latest information regarding that hearing date and the timing and manner of submission of any objections to the Proposed Settlement will be made available at Trident’s website, www.Tridentmicro.com.
If the Court gives final approval to the Proposed Settlement, among other things, the insurers will pay, on behalf of Mr. Lin, a total of over $8.5 million, with the Company retaining approximately $5.4 million and approximately $3.15 million being paid to counsel for plaintiffs. The Derivative Litigation will then be dismissed with prejudice.
This summary of the terms of the Stipulation is qualified entirely by reference to the stipulation which is attached hereto as Exhibit 99.1, the content of which is incorporated by reference herein.
Separate Settlement with Former Executive Lin
The Company has also entered into a separate settlement with former executive Frank C. Lin (the Company’s former Chief Executive Officer and Chairman of the Board), to resolve separate claims that he asserted against the Company. As previously disclosed, Mr. Lin filed a cross-claim against the Company asserting contract and tort claims in connection with the termination of his employment and subsequent involvement with the Company, and suspension of his right to exercise certain stock options, claiming damages in excess of $5,000,000. Under the settlement, the Company will pay Mr. Lin no cash, but will transfer the rights to holdings in two private companies and one investment fund, which are valued on the Company’s books under GAAP at $658,000. Mr. Lin will release and dismiss his claims against the Company in their entirety. This separate settlement is expressly dependent on the condition that the Proposed Settlement be finally approved by the Court.
Separate Settlement with Insurers
The Company has entered into a separate settlement with two of the liability insurers for itself and its directors and officers, Navigators Insurance Company and Federal Insurance Company. The liability insurers had issued insurance policies for a total of $15 million in limits, of which $2.7 million had been advanced by Federal to the

2

Company. Both insurers reserved rights to deny coverage and/or recoup payments to the Company, citing various policy, statutory, and equitable rights, and Navigators had prepared a complaint against the Company and certain indemnitees of the Company that it intended to file to receive a judicial adjudication of those rights in its favor. The Company had a disputed claim against those insurers for a portion of the total remaining limits. Under the terms of the settlement, the insurers will pay towards settlement, on behalf of Mr. Lin, a total of over $8.5 million, in addition to the $2.7 million previously advanced by these insurers. The insurers also will release all claims against the Company and its indemnitees (which include former officers and directors). The Company and Mr. Lin in turn agreed to release the insurers, and a policy release was executed. There are no other claims pending under these policies. This separate insurance settlement is expressly dependent on the condition that the Proposed Settlement be approved by the Court.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Stipulation of Settlement

3

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2011
TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary

4